Exhibit 99.1
NEWS RELEASE


FOR IMMEDIATE RELEASE
July 3, 2003

NICOR INC. ANNOUNCES COST RECOVERIES ASSOCIATED
WITH MERCURY PROGRAM


Naperville, IL - Nicor Inc. (NYSE: GAS) today announced that its natural gas distribution business, Nicor Gas, has received additional net pre-tax mercury related cost recoveries of approximately $17 million. Nicor expects these recoveries to positively impact its second quarter earnings by about $.25 per common share. The impact of these recoveries was not reflected in the company's previously announced 2003 annual earnings guidance.

Beginning in late 2000, Nicor Gas found instances where mercury had been spilled inside customer homes. Since that time, the company has recorded an estimated liability of $130 million related to the inspection, clean-up and other potential mercury related costs. Through June 30, 2003, the company has incurred about $107 million in associated costs. The company will continue to pursue additional mercury related cost recoveries from third parties, but has now collected the majority of such recoveries. Through June 30, 2003 and including the cost recoveries announced today, the company has now recovered approximately $41 million of net pre-tax mercury related costs from third parties.


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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns several energy-related businesses and has equity interest in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the earnings expectations of Nicor Inc. and its subsidiaries. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of the results of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and fuel prices; fair value accounting adjustments; health care costs; insurance costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions, results, or adjustments; additional adjustments related to Nicor's retail energy marketing joint venture; asset sales; significant unplanned capital needs and any future mercury-related charges or credits. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

FOR MORE INFORMATION
Contact: Mark Knox, re: N-893, 630 305-9500, ext. 2529